EXHIBIT 10.3

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of June 4, 2025 (this “Agreement”), is by and among Broadwind Heavy Fabrications, Inc., a Wisconsin corporation (the “Seller” or the “Company”) and Wisconsin Heavy Fabrication, LLC, a Delaware limited liability company (the “Buyer”). Each of the Seller and the Buyer are referred to herein individually as a “Party”, and collectively as the “Parties.”

RECITALS

WHEREAS, the Seller desires to sell and assign to the Buyer, and the Buyer desires to purchase from the Seller, the Purchased Assets and the Buyer desires to assume the Assumed Liabilities, on the terms and subject to the conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1    Definitions. When used in this Agreement, the following terms have the meanings assigned to them:

“Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agents” means, with respect to any person or entity, the officers, directors, managers, employees, counsel, accountants, financial advisors, consultants and other representatives of such person or entity.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.11.

“Ancillary Documents” means the Bill of Sale, the Assignment and Assumption Agreement, the Sublease, and the other agreements, instruments and documents required to be delivered at the Closing.

“Assigned Contracts” has the meaning set forth in Section 2.1(a).

“Assignment and Assumption” has the meaning set forth in Section 2.8(b)(ii).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Bill of Sale” has the meaning set forth in Section 2.8(c)(i).

“Business Day” means any day other than a Saturday, Sunday or other day on which banks located in the State of Wisconsin are closed.

“Business Employees” shall mean all hourly employees of the Seller at the Premises immediately prior to the Closing Date.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Fundamental Representations” means the representations found in Section 4.1 (Organization and Existence), Section 4.2 (Authority and Enforceability), Section 4.3 (Non-Contravention) and Section 4.4 (Brokers).

“Buyer Indemnitees” has the meaning set forth in Section 8.1.

“Claim Notice” has the meaning set forth in Section 8.6.

“Claimed Amount” has the meaning set forth in Section 8.6.

“Closing” has the meaning set forth in Section 2.6.

“Closing Assumed Liabilities” has the meaning set forth in Section 2.8(a)(ii).

“Closing Date” has the meaning set forth in Section 2.6.

“Closing Payment” means an amount equal to $6,000,000 plus (a) if the Closing Date occurs before July 31, 2025, $800,000 or (b) if the Closing Date occurs after July 31, 2025, but before August 31, 2025, $500,000.

“Closing Purchased Assets” has the meaning set forth in Section 2.8(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto.

“Company” has the meaning set forth in the preamble to this Agreement.

“Confidentiality Agreement” has the meaning set forth in Section 9.4.

“Contract” means any written or oral contract, lease, license, indenture, undertaking or other agreement that is legally binding.

“Dealer” has the meaning set forth in Section 3(a)(5) of the Exchange Act.

“Disclosure Schedules” has the meaning set forth in the preamble to ARTICLE III.

“Disclosure Schedule Update” has the meaning set forth in Section 5.12.

“Dispute” has the meaning set forth in Section 9.6(a).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means U.S. Bank.

“Escrow Agreement” means that certain Escrow Agreement, dated on the date hereof, by and among Buyer, Seller, and Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Filing” has the meaning set forth in Section 3.4(b).

“Final Determination” has the meaning set forth in Section 8.7(c).

“Fraud” shall mean common law fraud that is committed with actual (as opposed to imputed or constructive) knowledge of falsity and with the intention to deceive or mislead (as opposed to reckless indifference to the truth) another who is relying thereon with respect to the making of, or with respect to material facts in, any representation or warranty set forth in this Agreement, made by such party.

“Governmental Entity” means any federal, state, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, regulatory, governmental or quasi-governmental entity.

“Indemnitee” means any person or entity that is entitled to indemnification pursuant to the provisions of this Agreement.

“Indemnitor” means any Party from which a person or entity is entitled to indemnification pursuant to the provisions of this Agreement.

“Intercompany Contract” means any Contract between the Seller, on the one hand, and any of its Affiliates, on the other hand.

“IRS” means the Internal Revenue Service.

“Landlord” means City Centre, LLC.

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Lender” has the meaning set forth in Section 6.1(d).

“Lessor Party Agreement” has the meaning set forth in Section 6.1(d).

“Lien” shall mean any security interest, pledge, mortgage, lien, charge, encumbrance, or any similar interest in any of the Purchased Assets.

“Losses” means any loss, liability, charge, assessed interest, fine, penalty, damage, Tax or expense (including reasonable attorneys’ fees and costs of investigation, defense and enforcement of this Agreement); provided, however, that Losses shall not include any special, indirect, incidental, consequential, exemplary, and punitive damages, and any damages associated with any lost profits or lost opportunities (including loss of future revenue, income, or profits, diminution of value or loss of business reputation), except to the extent actually awarded to a Governmental Entity or any other third party in a Third Party Claim.

“Material Adverse Effect” means any materially adverse change in (a) the Purchased Assets, or value thereof, taken as a whole, or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that none of the following items, in and of itself or themselves, will constitute a Material Adverse Effect: (i) changes in economic, political, regulatory, financial or capital market conditions generally or in the industries in which the Seller operates; (ii) any acts of war (declared or undeclared), hostilities, sabotage or terrorist activities or any escalation of any of the foregoing; (iii) effects of weather, meteorological events or other acts of God; (iv) any change in law, generally accepted accounting principles in the United States, accounting standards, regulatory policy or industry standards, in each case after the date of this Agreement, or any change in interpretation of any of the foregoing, in each case after the date of this Agreement; (v) any failure of the Seller to meet projections or forecasts or revenue or earnings predictions for any period (but, for the purposes of clarity, the underlying cause of such failure may be taken into account when determining whether a Material Adverse Effect has occurred); or (vi) the Parties' entry into this Agreement, the announcement or disclosure of this Agreement or the transactions contemplated therein (including (A) the disclosure of the identity of Buyer or any of Buyer's Affiliates as being involved in the transactions, (B) any communication by Buyer or any of Buyer's Affiliates regarding the plan or intentions of Buyer or any of Buyer's Affiliates with respect to the Purchased Assets, the portion of Seller’s business being acquired by Buyer, or relating to the transactions contemplated thereby, and (C) the threatened or actual impact on relationships of Seller with any customers, vendors, suppliers, distributors, landlords, or employees (including the threatened or actual termination, suspension, modification, or reduction of such relationships)), or (D) any action required or permitted by this Agreement or the performance or compliance with the terms of, or the taking of any action required by or related to, this Agreement; provided, further, that such matters in the case of clauses (i), (ii), (iii) and (iv) will be taken into account in determining whether there has been or will be a “Material Adverse Effect” to the extent of any disproportionate impact on the Purchased Assets, taken as a whole, relative to other participants operating in the same industries as the Seller.

“Material Contracts” has the meaning set forth in Section 3.7(b).

“Notice of Claim” has the meaning set forth in Section 8.5(a).

“Order” means any award, injunction, judgment, order, writ, decree or ruling entered, issued, made or rendered by any Governmental Entity that possesses competent jurisdiction.

“Organizational Documents” means, with respect to any entity, the articles or certificate of incorporation or organization, certificate of formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement or such other organizational documents of such entity.

“Outside Date” has the meaning set forth in Section 7.1(a).

“Party” and “Parties” have the meanings set forth in the preamble to this Agreement.

“Permit” has the meaning set forth in Section 3.4(b).

“Permitted Liens” means all Liens (a) that are set forth on Schedule A hereto, (b) that arise out of Taxes or general or special assessments not yet due and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings, (c) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by law which are incurred in the Seller’s ordinary course of business for sums not yet due and payable or are being contested in good faith, (d) that relate to deposits made in the Seller’s ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, (e) that arise out of zoning and other governmental ordinances and building and use restrictions, or (f) that do not have a Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person.

“Premises” means the real property located at 101 S. 16th Street, Manitowoc, Wisconsin 54220.

“Prime Lease” means that certain Lease, dated of even date herewith, between Buyer and Landlord, with respect to the Premises.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Real Property Leases” has the meaning set forth in Section 3.10(a).

“Records” means all data, books, records, marketing materials, training modules and other literature and instruments (including in electronic form or through electronic media) relating to the Purchased Assets.

“Restricted Business” has the meaning set forth in Section 5.9(a).

“SEC” means the United States Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Benefit Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, and whether covering a single individual or a group of individuals, that is (a) an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA, (b) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA, (c) a stock ownership, stock bonus, stock purchase, stock option, stock unit, restricted stock, phantom stock, stock appreciation right or other equity or equity-based plan, program, agreement, or arrangement or (d) any other employment, consulting, independent contractor, termination, severance, deferred compensation, retirement, welfare-benefit, bonus, incentive, profit-sharing, savings, retention, change-of-control, fringe-benefit, vacation, disability, death benefit, hospitalization, medical plan, program, agreement, policy or arrangement that or to which the Seller sponsors, maintains, contributes or is obligated to contribute, or under which the Seller has or may have any liability, or which benefits any current or former employee, director, consultant or independent contractor of the Seller or the beneficiaries or dependents of any such person or entity.

“Seller Fundamental Representations” means the representations found in Section 3.1 (Organization and Existence), Section 3.2 (Authority and Enforceability), and Section 3.3 (Title to Assets) and Section 3.11 (Brokers).

“Seller Indemnitee” has the meaning set forth in Section 8.2.

“Signing” means the time of execution of this Agreement by Buyer and Seller.

“Signing Payment” means $7,000,000.

“Subcontract Agreement” has the meaning set forth in Section 2.8(b)(iv).

“Sublease” means that certain Sublease, dated of even date herewith, between Buyer, as the sub-lessor, and Seller, as the sub-lessee, with respect to the Premises.

“Tax” or “Taxes” means (a) any United States local, state or federal or foreign income, gross receipts, license, profits, franchise, withholding, ad valorem, personal property (tangible and intangible), employment, payroll, sales and use, social security (or similar including FICA), unemployment, escheat or unclaimed property obligation, registration, disability, occupation, real property, severance, stamp, premium, windfall profits, environmental, customs, duties, capital stock, excise, alternative or add-on minimum, estimated or other taxes of any kind or any charge of any kind in the nature of (or similar to) taxes imposed by a Taxing Authority, including any interest, penalty or addition thereto, in each case whether disputed or not and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another person or entity’s taxes as a transferee or successor, by Contract or otherwise.

“Tax Returns” means any return, report, declaration, election or similar statement filed or required to be filed with respect to any Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Defense” has the meaning set forth in Section 8.5(b).

“Threshold Amount” has the meaning set forth in Section 8.4(a).

“To Seller’s knowledge” and words of similar import shall mean the actual knowledge of those employees of Seller listed on Schedule B after reasonable investigation.

“Transfer Taxes” has the meaning set forth in Section 5.6.

Section 1.2    Interpretation. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules, Exhibits and Sections of the Disclosure Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth herein. For purposes of this Agreement, (a) the words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole; (d) references herein to Articles, Sections, Exhibits, Schedules and Disclosure Schedules mean the Articles and Sections of, and the Exhibits, Schedules and Disclosure Schedules attached to or delivered in connection with, this Agreement; (e) references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (f) references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; and (g) the singular number will include the plural, and vice versa; the masculine gender will include the feminine and neuter genders; the feminine gender will include the masculine and neuter genders; and the neuter gender will include the masculine and feminine genders. This Agreement, the Ancillary Documents will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

ARTICLE II
PURCHASE AND SALE

Section 2.1    Purchase and Sale of the Assets. Subject to the terms and conditions set forth in this Agreement, at the Closing the Seller will sell, convey, transfer, assign and deliver to the Buyer, free and clear of all Liens except Permitted Liens, and the Buyer will purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in, to and under only the following assets, properties and rights of the Seller (collectively, the “Purchased Assets”):

(a)    the Contracts set forth on Schedule 2.1(a) (collectively, the “Assigned Contracts”);

(b)    the equipment, machinery, personal property, and other assets set forth on Schedule 2.1(b) (the “Personal Property”);

(c)    all claims, demands, causes of action, rights of recovery, rights of set-off, rights of recoupment, guarantees, warranties, indemnities, and similar rights of the Seller (regardless of whether such rights are currently excisable) exclusively relating to any Purchased Assets or Assumed Liabilities; and

(d)    to the extent transferrable, the Permits necessary to operate or use the Purchased Assets set forth on Schedule 2.1(d).

Section 2.2    Excluded Assets. The Parties expressly understand and agree that the Buyer is not purchasing or acquiring, and the Seller is not selling or assigning, any other assets, properties or rights of the Seller (the “Excluded Assets”), including:

(a)    all accounts receivable of the Seller, including any intracompany receivables;

(b)    all cash and cash equivalents and bank accounts of the Seller;

(c)    all items set forth on Schedule 2.2;

(d)    all Seller Benefit Plans and any other of the Seller’s plans or arrangements for the benefit of the Company’s employees; and

(e)    any assets, properties or rights of Seller used in the operation of Seller’s business at any location other than the Premises.

Section 2.3    Assumed Liabilities. Subject to the terms and conditions set forth herein, the Buyer will assume and agree to pay, perform and discharge when due only certain liabilities and obligations of the Seller to the extent such liabilities and obligations relate to the Purchased Assets and arise on or after the Closing (collectively, the “Assumed Liabilities”), which liabilities and obligations will be limited to the following:

(a)    all liabilities and obligations relating to or arising out of the Assigned Contracts, arising at or after the Closing Date (which will not include any liabilities or obligations arising from any breach, default, failure to perform, improper performance or violation or any conduct with respect to such Assigned Contracts occurring prior to, or otherwise related to the period prior to, the Closing Date);

(b)    all liabilities and obligations for (i) Taxes relating to the Purchased Assets or the Assumed Liabilities for any taxable period (or portion thereof) beginning after the Closing, and (ii) Taxes for which the Buyer is liable pursuant to Section 5.6;

(c)    all ordinary course accounts payable to third parties associated with the Purchased Assets arising on or after the Closing; and

(d)    all liabilities accruing, arising out of or relating to the ownership or use of the Purchased Assets from and after the Closing Date.

Section 2.4    Excluded Liabilities. Notwithstanding any provision in this Agreement to the contrary, the Buyer will not assume and will not be responsible to pay, perform or discharge any of the liabilities or obligations of the Seller of any kind or nature whatsoever other than the Assumed Liabilities, including, but not limited to, the following liabilities or obligations of the Seller (collectively, the “Excluded Liabilities”):

(a)    any liabilities of the Seller arising or incurred in connection with the negotiation, preparation, investigation, and performance of this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b)    any liabilities or obligations to the extent arising out of the Seller’s ownership or operation of the Purchased Assets prior to the Closing;

(c)    any liabilities or obligations of the Seller for compensation or bonuses, including transaction or retention bonuses, with respect to the employees of the Seller;

(d)    any liabilities relating to or arising out of the Excluded Assets;

(e)    all indebtedness, intercompany payables, or accounts payable:

(f)    any liabilities or obligations arising from any breach, default, failure to perform, improper performance or violation or any conduct with respect to such Assigned Contracts occurring prior to, or otherwise related to the period prior to, the Closing Date, including any product warranties with respect to products sold by Seller prior to the Closing Date;

(g)    any liabilities or obligations with respect to (i) Taxes and Tax Returns relating the Purchased Assets or the Assumed Liabilities for any taxable period (or a portion thereof) ending on or prior to the Closing, (ii) any Taxes of the Seller for any taxable period, (iii) Taxes for which the Seller is liable pursuant to Section 5.6, and (iv) any withholding Taxes imposed in connection with the transactions set forth in this Agreement; and

(h)    any liability or obligations with respect to Seller Benefit Plans and any other of the Seller’s plans or arrangements for the benefit of the Company’s employees and with respect to any current or former employee or independent contractor of the Seller or any Affiliate of the Seller, including any liabilities arising out of or related to the employment, retention or engagement of any employee or independent contractor and the termination of such employee or independent contractor.

Section 2.5    Purchase Price. The aggregate consideration to be paid by the Buyer for the Purchased Assets (the “Purchase Price”) is: (a) an amount in cash equal to (i) the Signing Payment plus (ii) the Closing Payment; plus (b) the Buyer’s assumption of the Assumed Liabilities.

Section 2.6    Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely by exchange of documents and signatures (or their electronic counterparts), on the last Business Day of the calendar month in which the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to such satisfaction or waiver) have been satisfied or waived, or at such other time, date and place as may be mutually agreed upon in writing by the Parties (the date on which the Closing actually occurs being referred to herein as the “Closing Date”).

Section 2.7    Signing Actions and Deliveries.

(a)    At the Signing, the Seller will deliver to Buyer:

(i)    this Agreement, the Sublease, and the Escrow Agreement, duly executed by Seller; and

(ii)    an acknowledgment of the termination of the existing leases with respect to the facilities located at 101 S. 16th Street, Manitowoc, Wisconsin 54220, substantially in the form attached hereto as Exhibit A.

(b)    At the Signing:

(i)    The Buyer will deliver to Seller this Agreement, the Sublease, the Prime Lease, and the Escrow Agreement, duly executed by Buyer; and

(ii)    The Buyer will deliver, by wire transfer of immediately available funds, the Signing Payment to the Escrow Agent.

Section 2.8    Closing Actions and Deliveries.

(a)    At the Closing:

(i)    the Seller will sell, convey, transfer, assign, and deliver to the Buyer, free and clear of all Liens except Permitted Liens, and the Buyer will purchase, acquire, and accept from the Seller, all of the Seller’s right, title and interest in, to and under the Purchased Assets (the “Closing Purchased Assets”); and

(ii)    the Buyer will assume and agree to pay, perform, and discharge when due the Assumed Liabilities (the “Closing Assumed Liabilities”).

(b)    At the Closing, the Buyer will deliver to the Seller:

(i)    an amount (by wire transfer of immediately available funds to such account or accounts specified by the Seller to the Buyer at least two (2) Business Days prior to the Closing) equal to the Closing Payment;

(ii)    an assignment and assumption agreement substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption”), duly executed by the Buyer and relating to the Closing Assumed Liabilities;

(iii)    a written acknowledgment of the termination of the sublease between Buyer and Seller;

(iv)    a subcontract agreement with respect to the contracts not assumed by Buyer for which Seller wishes to engage Buyer’s services, substantially in the form attached hereto as Exhibit C (the “Subcontract Agreement”), duly executed by the Buyer; and

(v)    the certificate required to be delivered by the Buyer at or prior to the Closing pursuant to Section 6.2(c) of this Agreement.

(c)    At the Closing, the Seller will deliver to the Buyer:

(i)    a bill of sale substantially in the form attached hereto as Exhibit D (the “Bill of Sale”), duly executed by the Seller and relating to the Closing Purchased Assets;

(ii)    the Assignment and Assumption, duly executed by the Seller and relating to the Closing Assumed Liabilities;

(iii)    the Subcontract Agreement, duly executed by the Seller;

(iv)    an updated Schedule 2.1(a) and Schedule 6.1(c), each updated as of the Closing Date;

(v)    the certificates required to be delivered by the Seller at or prior to the Closing pursuant to Section 6.1(c) this Agreement; and

(vi)    such other customary instruments of transfer, assumption, filings, documents, or certificates, in form and substance reasonably satisfactory to Buyer, as may be reasonably required by Buyer or required to give effect to this Agreement.

(d)    At the Closing, the Seller and Buyer shall deliver to the Escrow Agent joint written instructions directing the disbursement of the Signing Payment to Seller.

Section 2.9    Purchase Price Adjustment. The Purchase Price will be adjusted as set forth on Schedule 2.9.

Section 2.10    Non-Assignable and Non-Transferrable Purchased Assets. Notwithstanding any provision in this Agreement to the contrary, this Agreement will not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of any third party, would constitute a breach thereunder or in any way adversely affect in any material respect the rights of the Buyer or the Seller or any of their respective Affiliates, and Seller will, both before and for a reasonable period after the Closing, upon the specific request of Buyer, use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible; provided, however, under no circumstances shall the Seller be required to pay more than a token or nominal sum of money or incur any other obligation to such third party in fulfilling this “commercially reasonable efforts” obligation, and the Seller does not guarantee that any consents to assignment will be obtained. If such consent is not obtained or such other action is not taken, the Seller and the Buyer will cooperate in a mutually agreeable arrangement under which the Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement; provided, however, that neither the Seller nor the Buyer will be required to pay any consideration therefor. Once such consent is obtained, the Seller will sell, assign, transfer, convey and deliver to the Buyer the relevant Purchased Asset to which such consent relates for no additional consideration. To the extent that any Purchased Asset is not transferred to the Buyer upon the Closing, from and after the Closing, until such time as the required consent sufficient to allow such sale, assignment, transfer, conveyance or delivery of such Purchased Asset is obtained and each Purchased Asset is so assigned, the Seller will (i) pay and otherwise provide to the Buyer the full benefits of, and economic and, to the extent permitted under applicable law (or Contract), operational equivalent of, the assignment of the Purchased Assets as of the Closing (including the benefit of any limitations on liability) under any reasonable and lawful arrangement (as a subcontractor or otherwise) designed to provide such benefits and equivalent to the Buyer on a pass-through basis (including customer payments without reduction by the Seller), and (ii) enforce at the request of the Buyer and for the account of the Buyer, any rights of the Seller arising from any such Purchased Asset (including the right to elect to terminate or amend such Purchased Asset in accordance with its terms provided such termination or amendment does not negatively impact the Seller), and the Buyer will perform and discharge the obligations with respect to such Purchased Assets (including any related Assumed Liabilities) under such arrangement.

Section 2.11    Purchase Price Allocation. The Seller and the Buyer will work in good faith to prepare an allocation (the “Allocation”) of the Purchase Price as determined for Tax purposes (and all other capitalized costs) within sixty (60) days after the Closing among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local, or non-U.S. law, as appropriate). The Buyer will deliver the Allocation to the Seller within sixty (60) days after the Closing. The Seller, the Buyer and their respective Affiliates will report, act, and file Tax Returns (including, but not limited to IRS Form 8594) in all respects and for all purposes consistent with the Allocation and neither the Seller nor the Buyer will take any position (whether in audits, Tax Returns, or otherwise) that is inconsistent with the Allocation unless required to do so by applicable law.

Section 2.12    Tax Withholding. The Buyer and any other applicable withholding agent will be entitled to deduct and withholding from any consideration payable under this Agreement any withholding Taxes or other amounts required under the Code or any applicable law to be deducted and withheld. The Buyer shall provide prompt notice to the Seller of any such deductions or withholdings and shall remit the withheld amounts to the appropriate Taxing Authority within a specified period. To the extent any such amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the person or entity in respect of which such deduction and withholding was made.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER

The Seller represents and warrants to the Buyer as of the date of this Agreement (other than representations and warranties that are made as of a specific date, which are made only as of such date), except as set forth in the disclosures schedules delivered by the Buyer as of date of this Agreement (collectively, the “Disclosure Schedules”), as follows:

Section 3.1    Organization and Existence. The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Seller is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have a Material Adverse Effect.

Section 3.2    Authority and Enforceability. The Seller has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Documents, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Seller, and no other action is necessary on the part of the Seller to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document when executed will be, duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by each other Party hereto, this Agreement and each Ancillary Document constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 3.3    Title to Assets. Except as set forth on Section 3.3 of the Disclosure Schedules, the Seller has good title to all of the Purchased Assets, or holds such Purchased Assets by valid and existing lease or license, free and clear of any and all Liens except Permitted Liens. None of the Purchased Assets is in the possession, custody or control of any person or entity other than the Seller. Section 3.3 of the Disclosure Schedule lists any operating lease that relates to any of the Purchased Assets.

Section 3.4    Non-Contravention.

(a)    Except as set forth on Section 3.4(a) of the Disclosure Schedules, neither the execution, delivery and performance of this Agreement by the Seller and any Ancillary Document, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, result in a breach or default under, give rise to a right of termination, amendment, modification, vesting, acceleration or cancellation of any right or obligation, loss of benefit under or result in the creation of any Lien except Permitted Liens upon the Purchased Assets or violate, breach or conflict with (i) any provision of the Organizational Documents of the Seller, (ii) any law or Order applicable to the Seller or the Purchased Assets or (iii) any Contract to which the Seller is a party, except in the case of the immediately preceding clause (iii) to the extent that any such violation, breach or conflict would not reasonably be expected to have a Material Adverse Effect.

(b)    No consent, approval, license, permit, certificate or authorization from any Governmental Entity (each, a “Permit”) of, or registration, declaration or filing with a Governmental Entity (each, a “Filing”), is required in connection with the execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder, and the consummation by the Seller of the transactions contemplated by this Agreement, other than (i) the Permits and Filings set forth on Section 3.4(b) of the Disclosure Schedules, (ii) those Permits and Filings that have been obtained or made by the Seller prior to the date of this Agreement and (iii) those Permits and Filings required as a result of the identity or regulatory obligations of the Buyer.

Section 3.5    Legal Proceedings. There are no legal proceedings pending or, to Seller’s knowledge, threatened against or otherwise relating to the Seller or its Affiliates or their respective officers, directors, members or employees (in their capacities as such) that would reasonably be expected to have a Material Adverse Effect, and none of the Seller or, to Seller’s knowledge, Seller’s Affiliates has received any claim, complaint, incident, report, threat or notice (in each case, in writing or, to Seller’s knowledge, orally) of any such action that could impact the Purchased Assets or Assumed Liabilities. The Seller and its respective Affiliates are not a party to or subject to or in default under any Order relating to the Purchased Assets or the Assumed Liabilities or the transactions contemplated by this Agreement.

Section 3.6    Compliance with Laws; Permits; Filings. Seller is in compliance in all material respects with all laws applicable to the conduct of its business, and the ownership and use of the Purchased Assets.

Section 3.7    Material Contracts.

(a)    Section 3.7(a) of the Disclosure Schedules sets forth a true and complete list of :

(i)    the Contracts (x) by which any of the Purchased Assets or Assumed Liabilities are bound or affected or (y) to which the Seller is a party or by which it is bound, in each case, in connection with the Purchased Assets:

(ii)    all Contracts exclusively or primarily related to the Purchased Assets or Assumed Liabilities; and

(iii)    all Assigned Contracts.

(b)    The Contracts set forth, or that are required to be set forth, on Section 3.7(a) of the Disclosure Schedules are collectively referred to as the “Material Contracts.” Neither the Seller, nor, to the knowledge of the Seller, any other party thereto, is in, or, has received written notice of, any violation of or default in any material respect under (including any condition that with the passage of time or the giving of notice would cause such a violation or default under) any Material Contract. There are no material disputes pending or, to the knowledge of Seller, threatened in writing or orally under any Material Contract. A true and complete copy of each Material Contract has previously been made available to the Buyer. Each Material Contract is a valid and binding agreement of the Seller, and is in full force and effect (except to the extent such Material Contract terminates or expires after the date of this Agreement in accordance with its terms), and is enforceable against the Seller and, to the knowledge of the Seller, each other party thereto, in accordance with its terms, except (i) as limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally, and (ii) as limited by general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

(c)    Section 3.7(c) of the Disclosure Schedule sets forth all warranty obligations under the Material Contracts. There exists no outstanding liability under any warranty obligation set forth on Section 3.7(c) of the Disclosure Schedule.

Section 3.8    Condition of Assets. Each item of Personal Property included in the Purchased Assets and in active use in the conduct of the Seller’s business at the Premises is in good repair and good operating condition, ordinary wear and tear excepted.

Section 3.9    Taxes.

(a)    All Tax Returns required to have been filed by the Seller or otherwise with respect to the Purchased Assets have been filed, and each such Tax Return is true, correct and complete in all material respects. All Taxes due and payable by or with respect to the Purchased Assets (whether or not shown as due on any Tax Return) have been timely paid in full to the applicable Taxing Authority.

(b)    There is no audit pending, or, to the Seller’s knowledge, threatened, against the Seller in respect of any Taxes or Tax Returns relating to the Seller, the Purchased Assets. All deficiencies asserted or assessments made, if any, with respect to Taxes, and any adjustments of any Tax item or the Tax Returns of or with respect to the Purchased Assets have been paid in full.

(c)    There are no Liens except Permitted Liens on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax.

(d)    The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employees, independent contractors or other third parties with respect to Seller’s conduct of its business at the Premises and has complied with all reporting and recordkeeping requirements under applicable law.

(e)    There is no unclaimed property or escheat obligation with respect to the Purchased Assets.

Section 3.10    Real Property.

(a)    Section 3.10(a) of the Disclosure Schedules sets forth all real property leased by the Seller or one of its Affiliates and used in connection with the Purchased Assets (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Real Property Leases”).

(b)    A full copy of each Real Property Lease has been furnished or made available to the Buyer. There are no arrears of rent under any Real Property Lease and the current uses of all Leased Real Property comply in all material respects with applicable law.

Section 3.11    Brokers. The Seller does not have any liabilities or obligations to pay fees or commissions to any Broker, finder or Agent with respect to the transactions contemplated by this Agreement or any Ancillary Document.

Section 3.12    No Other Representations and Warranties. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT, NEITHER SELLER NOR ANY OF ITS AGENTS HAS MADE, NOR SHALL BE DEEMED TO HAVE MADE, AND NEITHER SELLER NOR ANY OF ITS AGENTS IS LIABLE FOR OR BOUND IN ANY MANNER BY, ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES, GUARANTIES, PROMISES OR STATEMENTS PERTAINING TO SELLER, THE PURCHASED ASSETS, OR THE ASSUMED LIABILITIES, EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR ANY ANCILLARY DOCUMENT DELIVERED BY ANY SUCH PERSONS.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Seller as follows:

Section 4.1    Organization and Existence. The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. The Buyer is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties or assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

Section 4.2    Authority and Enforceability. The Buyer has the requisite power and authority to execute and deliver this Agreement and each Ancillary Document to which Buyer is a party, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer of this Agreement and the Ancillary Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby has been duly authorized by all necessary action on the part of the Buyer and no other action is necessary on the part of the Buyer to authorize this Agreement, the Ancillary Documents, or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document when executed will be, duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by each other Party hereto and thereto, this Agreement and each Ancillary Document, constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as limited by (a) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws relating to creditors’ rights generally and (b) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

Section 4.3    Non-Contravention.

(a)    Neither the execution, delivery and performance of this Agreement by the Buyer or any Ancillary Document, nor the consummation of the transactions contemplated hereby and thereby, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the Organizational Documents of the Buyer, (ii) violate any law or Order applicable to the Buyer or (iii) violate any Contract to which the Buyer is a party, except in the case of clauses (ii) and (iii) to the extent that any such violation would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

(b)    No Permit of, or Filing with, any Governmental Entity is required in connection with the execution and delivery of this Agreement by the Buyer, the performance by the Buyer of its obligations hereunder and the consummation by the Buyer of the transactions contemplated by this Agreement other than (i) those Permits and Filings that have been obtained or made by the Buyer prior to the date of this Agreement and (ii) those Permits and Filings the failure of which to obtain or make would not reasonably be expected to have a material adverse effect on the Buyer’s ability to perform its obligations hereunder.

Section 4.4    Brokers. Neither the Buyer nor any of its Affiliates has any liability or obligation to pay fees or commissions to any broker, finder or Agent with respect to the transactions contemplated by this Agreement or any Ancillary Document.

Section 4.5    Financial Capability. Buyer has, and as of the Closing Date will have, available (either from its immediately available cash or from available unused lines of credit or third party financing, or a combination thereof) funds sufficient to pay the Purchase Price in cash and to consummate the Closing. Buyer knows of no circumstance or condition that would prevent the availability at the Closing of the requisite financing to consummate the transactions contemplated by this Agreement on the terms set forth herein.

Section 4.6    Independent Investigation; Seller Representations. Buyer has conducted its own independent investigation, review and analysis of the conduct of the Seller’s business at the Premises, the Purchased Assets, and the Assumed Liabilities. Buyer acknowledges that it and its Agents have been provided adequate access to information about the Seller’s business at the Premises, the Purchased Assets, and the Assumed Liabilities for such purpose and has been provided with and has evaluated such documents and information as it has deemed necessary to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. By executing this Agreement, Buyer acknowledges that is has relied solely upon its own investigation, review and analysis and not on any factual representations or opinions of Seller, other than the representations set forth in this Agreement and the Ancillary Documents.

ARTICLE V
COVENANTS

Section 5.1    Access to Information. From the date of this Agreement and continuing for a period ending three (3) years after the Closing, the Seller will provide the Buyer and its Agents with access to information regarding the conduct of the Seller’s business at the Premises and all Records as reasonably requested by the Buyer, in each case, other than (A) information that the Seller is prohibited by law from providing to the Buyer or (B) information that constitutes or allows access to information protected by attorney/client privilege (except to the extent that the information relates to the Purchased Assets or Assumed Liabilities); provided, however, that such access (1) will be conducted at the Buyer’s expense, during normal business hours and under the supervision of the Seller’s personnel, (2) does not disrupt the normal operations of the Seller and (3) will comply with all laws.

Section 5.2    Conduct of Business. Except as prohibited pursuant to this Section 5.2, during the period between the date of this Agreement and the Closing, the Seller will, and will cause the subsidiaries of the Company to, conduct its business in all material respects in the ordinary course consistent with past practice, and preserve, maintain and protect the Purchased Assets. Without limiting the foregoing, during the period between the date of this Agreement and the Closing except as consented to in writing by the Buyer, the Seller will not:

(a)    sell, transfer, or dispose of any Purchased Assets (other than the sale of inventory in the ordinary course of business), or amend, terminate or waive any material rights constituting Purchased Assets, other than in the ordinary course of business consistent with past practice or as would not reasonably be expected to have a Material Adverse Effect;

(b)    create any Lien, except Permitted Liens, upon any of the Purchased Assets;

(c)    incur capital expenditures that would constitute an Assumed Liability;

(d)    amend any of its Organizational Documents in any manner that would reasonably be expected to have an adverse effect on any of the Purchased Assets or the Seller’s compliance with its obligations under this Agreement or any Ancillary Document or the Seller’s ability to consummate the transactions contemplated hereby and thereby;

(e)    directly or indirectly acquire, whether by merger or consolidation, or acquiring all or substantially all of the assets or equity of, any other person or entity in any manner that could reasonably be expected to have an adverse effect on any of the Purchased Assets or the Seller’s compliance with its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement;

(f)    incur any indebtedness or enter into any guarantee or similar obligation that is secured by any Purchased Assets or would not reasonably be expected to adversely affect the Seller’s compliance with its obligations under this Agreement or the consummation of the transactions contemplated by this Agreement;

(g)    fail to perform any of its obligations under the Assigned Contracts;

(h)    fail to comply in any material respect with any laws applicable to the ownership and use of the Purchased Assets;

(i)    fail to continue in full force and effect without modification all insurance policies, except as required by applicable law;

(j)    enter into any agreements or purchase orders with respect to Seller’s non-wind-related business over $100,000 in total value without the prior written consent of Buyer; provided, however, Buyer must respond within three (3) Business Days of receiving (x) a written request from Seller for approval of such agreement or purchase order and (y) information sufficient to evaluate such agreement or purchase order, otherwise Buyer shall be deemed to have consented to entry into such agreement or purchase order; or

(k)    take or permit any action that would cause any of the changes, events or conditions described in Section 5.2 to occur.

Section 5.3    Publicity. From and after the execution of this Agreement, (a) each Party will consult with the other Party before issuing any press release or otherwise making any statement or making any other disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and (b) neither Party will issue any such press release or make any similar statement or disclosure without the prior written approval of the other Party (which shall not be unreasonably withheld). Notwithstanding the foregoing, either Party may disclose this transaction on a Form 8-K, which filing may include this Agreement as an exhibit thereto; provided, however, that the disclosing Party will afford the other Party a reasonable opportunity to comment on such Form 8-K in advance of its actual filing with the SEC on the understanding that the final form and content of the Form 8-K shall be at the final discretion of the disclosing Party, and either Party may make public announcements or disclosures regarding this Agreement or the transactions contemplated hereby except if required to do so by applicable law or the rules and regulations of NASDAQ, in which case such Party shall use its reasonable best efforts to allow the other Party a reasonable opportunity to comment on such release, announcement or disclosure in advance of such issuance (it being understood that the final form and content of any such release, announcement or disclosure, as well as the timing of any such release, announcement or disclosure, shall be at the final discretion of the disclosing party).

Section 5.4    Expenses. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each Party will pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated by this Agreement.

Section 5.5    Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer.

Section 5.6    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and fees (including any penalties and interest) (“Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement will be borne and paid fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller when due. Each Party will, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and the other Party will cooperate with respect thereto as necessary).

Section 5.7    Further Actions.

(a)    Subject to the terms and conditions of this Agreement, each of the Buyer and the Seller agrees to use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Documents. Nothing contained in this Agreement will require, and in no event will the commercially reasonable efforts of the Seller be deemed or construed to require, the Seller to (i) pay any material fee or (ii) incur any other liability following the Closing.

(b)    Subject to the terms and conditions of this Agreement, at any time and from time to time following the Closing at a Party’s request and without further consideration, the other Parties will execute and deliver to such requesting Party such other instruments of sale, transfer, assurance, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement and the Ancillary Documents.

(c)    Except for those consents that are otherwise expressly dealt with in other sections of this Agreement, the Seller will use commercially reasonable efforts, and the Buyer will reasonably cooperate and assist as requested by the Seller, to give all notices to, and obtain all consents from, all third parties that are described in Section 3.4(b) of the Disclosure Schedules; provided, however, that no Party will be obligated to pay any material consideration therefor to any third party from whom consent or approval is requested.

Section 5.8    Release. From and after the Closing, the Seller hereby releases and forever discharges any and all rights and claims that it has had, now has or might now have against or with respect to the Purchased Assets or Assumed Liabilities except for rights and claims pursuant to the terms and conditions of this Agreement.

Section 5.9    Restrictive Covenants.

(a)    Non-Competition by Buyer. During the period commencing with the Closing Date and ending on the fifth anniversary of the Closing Date, Buyer shall not, and shall cause its Affiliates not to, engage in the Restricted Business, or own, manufacture for, supply to, consult with or otherwise render services to any Person (including Buyer or any of its Affiliates) who is engaged in the Restricted Business. “Restricted Business” means the fabrication of steel towers and manufacturing of repowering adaptors for sale to wind turbine manufacturers. Notwithstanding the foregoing, the Buyer and its Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if the Buyer is not a controlling Person of, or a member of a group which controls, such Person.

(b)    Buyer acknowledges and agrees that Seller may be irreparably damaged if any of the provisions of this Section 5.9 are not complied with in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that Seller shall be entitled to seek an injunction or injunctions to prevent breaches of this Section 5.9 and shall have the right to seek to specifically enforce Section 5.9 and its terms and provisions against Buyer in addition to any other remedy to which Seller may be entitled under this Agreement, at law or in equity. If Buyer shall be in breach of this covenant, then the time periods set forth in those subsections shall, as they relate to the breaching party, be extended by the length of time during which the breaching party is in breach of any of those provisions.

(c)    It is the intent of the parties that each provision of this Section 5.9 be adjudicated valid and enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which adjudication of the validity or enforcement of Section 5.9 is sought. In furtherance of the foregoing, each provision of Section 5.9 shall be severable from each other provision, and any provision of Section 5.9 that is prohibited or unenforceable in any jurisdiction shall be subject to the following: (i) if the prohibited or unenforceable provision is contrary to or conflicts with any requirement of any statute, rule or regulation in effect in the jurisdiction, then the requirement shall be incorporated into, or substituted for, the prohibited or unenforceable provision to the minimum extent necessary to make the provision valid or enforceable;(ii) the Governmental Entity or arbitrator considering the matter is authorized to (or, if that Governmental Entity or arbitrator is unwilling or fails to do so, then the parties shall) amend the unenforceable provision to the minimum extent necessary to make the provision valid or enforceable, and the parties consent to the entry of an order amending the provision to that extent for that purpose; and (iii) if any unenforceable provision cannot be or is not reformed and made valid or enforceable under this Section 5.9, then the prohibited or unenforceable provision shall be ineffective in that jurisdiction to the minimum extent necessary to make the remainder of Section 5.9 valid or enforceable in that jurisdiction. Any application of the foregoing provisions to any provision of Section 5.9 shall not (x) affect the validity or enforceability of any other provision of this Agreement, or (y) prevent the prohibited or unenforceable provision from being adjudicated valid or enforced as written in any other jurisdiction.

Section 5.10    Buyer's Obligations for Business Employees. The Buyer agrees that, as of the Closing it shall offer employment to substantially all of the Business Employees.

Section 5.11    Exclusivity. From and after the date of this Agreement and until the Closing, the Seller will not, and will not permit its Affiliates or Agents to, directly or indirectly, (a) solicit, initiate or encourage the submission or any proposal or offer from any person or entity or group (other than the Buyer or its Agents) relating to, or enter into any agreement with respect to or consummate any transaction relating to the acquisition of the Purchased Assets or any merger, recapitalization, share exchange, sale of substantial assets or any similar transaction or alternative to the transactions contemplated by this Agreement or (b) participate in any discussion or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any person or entity or group (other than the Buyer or its Agents) to do or seek to do any of the foregoing.

Section 5.12    Disclosure Schedule Updates. From time to time prior to the Closing, Seller shall have the right (but not the obligation) to supplement or amend the Disclosure Schedules (each such supplement or amendment, a “Disclosure Schedule Update”) with respect to any matter arising after the date hereof and prior to the Closing that would otherwise constitute a breach of any representation, warranty, covenant, or agreement contained herein if the Disclosure Schedule were dated as of the date of the occurrence, existence, or discovery of such matter. Each such Disclosure Schedule Update shall be deemed to be incorporated into and to supplement and amend the Disclosure Schedule as of the Closing Date. If any matter included in a Disclosure Schedule Update would, absent such Disclosure Schedule Update, result in a failure of the satisfaction of the conditions set forth in Section 6.1, then Buyer will have the right to terminate this Agreement in accordance with Section7.1 provided, however, that if Buyer does not exercise such termination right within ten (10) Business Days of receipt of the Disclosure Schedule Update, then such termination right will be deemed waived. If Buyer waives, or is deemed to have waived, such termination right, then Buyer shall also have waived its right to indemnification under this Agreement with respect to such matter.

Section 5.13    Sublease. The parties acknowledge that, as a result of entering into the Prime Lease and Sublease, that certain Sublease Agreement, dated January 1, 2025, between Seller and Konecranes, Inc., an Ohio corporation (the “Konecranes Sublease”), will be terminated. Buyer shall present to Konecranes, Inc., a replacement sublease in substantially the same form as the Konecranes Sublease (the “Replacement Sublease”), provided that the Replacement Sublease shall (a) reference the Prime Lease in lieu of Seller’s current leases, and (b) include language terminating the Repalcement Sublease and reinstating the Konecranes Sublease in the event that this Agreement is terminated and the Sublease and Prime Lease are terminated (as provided in Sections 7.2(c) and (d).

ARTICLE VI
CLOSING CONDITIONS

Section 6.1    Buyer’s Conditions to Closing. The obligation of the Buyer to consummate the transactions contemplated by this Agreement will be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Buyer in its sole discretion:

(a)    Representations and Warranties. The (i) Seller Fundamental Representations will be true and correct in all respects as of the date of this Agreement and as of Closing Date as though made on and as of such date (except to the extent that any such representation expressly speaks as of an earlier date, in which case such Seller Fundamental Representation will be true and correct as of such earlier date) and (ii) other representations and warranties of the Seller set forth in this Agreement will be true and correct in all respects as of the date of this Agreement and as of Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except, in the case of this clause (ii) only, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement and the Ancillary Documents to be performed and complied with by the Seller prior to or at the Closing will have been performed and complied with in all material respects prior to or at the Closing.

(c)    Employees. The employment of 80% of all Seller employees at the Premises that have been employed by Seller for at least 3 months as of the Closing Date, as listed on Schedule 6.1(c), remain employees of Seller at the Closing Date; provided, however, that if any such employee has been offered employment by Buyer or any of its Affiliates but thereafter either (i) leaves their employment with Seller prior to the Closing Date for the stated reason that they did not wish to be employed by Buyer or its Affiliates, or (ii) otherwise declines employment with Buyer or its Affiliates, such employee shall be excluded from the calculation for determining whether this condition has been satisfied.

(d)    Customer Calls. Buyer shall have been introduced to the top five (5) customers of Seller’s non-wind business customers and shall have completed customer diligence calls to such customers, to Buyer’s satisfaction in its reasonable discretion.

(e)    Certificates. The Seller will execute and deliver to the Buyer (i) a certificate executed by an authorized officer of the Seller, dated as of the Closing Date, stating that the conditions specified in Section 6.1(a) and Section 6.1(b) of this Agreement have been satisfied.

(f)    Lessor Party Agreement. The Seller will execute and deliver to the Buyer the Lessor Party Agreement, substantially in the form attached hereto as Exhibit E, dated as of the Closing Date, to which the Landlord, Buyer, Seller and Wells Fargo Bank, N.A. (“Lender”) will be party (the “Lessor Party Agreement”), which is a condition to Lender providing its consent to sale of Purchased Assets and release of its Liens on such Purchased Assets.

(g)    No Material Adverse Effect. Since the date of this Agreement, there will not have been a Material Adverse Effect.

(h)    Requested Documents. The Seller will have delivered to the Buyer such other documents or instruments as the Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 6.2    Seller’s Conditions to Closing. The obligation of the Seller to consummate the transactions contemplated by this Agreement will be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived in writing by the Seller in its sole discretion:

(a)    Representations and Warranties. The (i) Buyer Fundamental Representations will be true and correct in all respects as of date of this Agreement and as of Closing Date as though made on and as of such date (except to the extent that any such Buyer Fundamental Representation expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date) and (ii) other representations and warranties of the Buyer set forth in this Agreement will be true and correct in all respects as of date of this Agreement and as of Closing Date as though made on and as of such date (except to the extent that any such representation expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except, in the case of this clause (ii) only, where the failure of such representations and warranties of the Buyer to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.

(b)    Compliance with Agreements. The covenants, agreements and obligations required by this Agreement and the Ancillary Documents to be performed and complied with by the Buyer prior to or at the Closing will have been performed and complied with in all material respects prior to or at the Closing.

(c)    Certificate. The Buyer will execute and deliver to the Seller a certificate executed by an authorized officer of the Buyer, dated as of the Closing Date, stating that the conditions specified in Section 6.2(a) and Section 6.2(b) of this Agreement have been satisfied.

(d)    Lessor Party Agreement. The Buyer will execute and deliver to the Seller the Lessor Party Agreement.

Section 6.3    Mutual Conditions to Closing. The respective obligations of the Buyer and the Seller to consummate the transactions contemplated by this Agreement will be subject to fulfillment at or prior to the Closing of the following conditions, any one or more of which may be waived by mutual written agreement of the Buyer and the Seller:

(a)    Absence of Orders. No provision of any applicable law prohibiting, enjoining, restricting or making illegal the consummation of the transactions contemplated by this Agreement or any Ancillary Document will be in effect and no temporary, preliminary or permanent restraining Order enjoining, restricting or making illegal the consummation of the transactions contemplated by this Agreement or any Ancillary Document will be in effect.

ARTICLE VII
TERMINATION

Section 7.1    Grounds for Termination.

This Agreement may be terminated at any time prior to the Closing Date:

(a)    by either the Buyer or the Seller (provided that the terminating Party is not then in breach of any representation, warranty, covenant or other agreement contained herein such that the conditions to Closing set forth in Section 6.1(a), Section 6.1(b), Section 6.2(a), or Section 6.2(b), as applicable, would not have been satisfied) if the Closing will not have occurred before October 31, 2025 (the “Outside Date”);

(b)    by the Buyer if (i) the Seller has breached any of the covenants or agreements contained in this Agreement to be complied with by the Seller such that the Closing condition set forth in Section 6.1(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the Closing condition set forth in Section 6.1(a) would not be satisfied; provided that (A) in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Seller prior to the date that is the earlier of (1) twenty (20) Business Days after the Seller receive written notice of such breach from the Buyer and (2) the Outside Date and (B) the Buyer will not be entitled to terminate this Agreement pursuant to this Section 7.1(b) if, at the time of such termination, the Buyer is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that would cause the conditions to Closing set forth in Section 6.2(a) or Section 6.2(b), as applicable, to not be satisfied;

(c)    by the Seller if (i) the Buyer will have breached any of the covenants or agreements contained in this Agreement to be complied with by the Buyer such that the Closing condition set forth in Section 6.2(b) would not be satisfied or (ii) there exists a breach of any representation or warranty of the Buyer contained in this Agreement such that the Closing condition set forth in Section 6.2(a) would not be satisfied; provided that (A) in the case of the immediately preceding clauses (i) or (ii), such breach is not cured by the Buyer prior to the date that is the earlier of (1) twenty (20) Business Days after the Buyer receives written notice of such breach from the Seller and (2) the Outside Date and (B) the Seller will not be entitled to terminate this Agreement pursuant to this Section 7.1(c) if, at the time of such termination, the Seller is in breach of any representation, warranty, covenant or other agreement contained herein in a manner that would cause the conditions to Closing set forth in Section 6.1(a) or Section 6.1(b), as applicable, to not be satisfied;

(d)    by either the Buyer or the Seller if an Order enjoining or otherwise prohibiting the transactions contemplated by this Agreement has been issued by a Governmental Entity; or

(e)    by mutual written agreement of the Buyer and the Seller.

Section 7.2    Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1:

(a)     all obligations of the Parties will terminate, except for the obligations under Section 5.3, Section 5.4, this ARTICLE VII, and ARTICLE IX of this Agreement and the obligations under the Confidentiality Agreement;

(b)    The Buyer and Seller shall deliver joint written instructions to the Escrow Agent directing the disbursement of the Signing Payment to Buyer;

(c)    The Sublease between the Parties shall immediately terminate;

(d)    The Prime Lease shall be terminated effective as of the termination date of this Agreement as set forth in the Prime Lease and the original lease arrangement between Seller and Landlord shall be reinstated in full force and effect without further action of any party; provided, however, Buyer shall be responsible for all rent and other payments under the Prime Lease during the term of the Prime Lease; and

(e)    Notwithstanding the foregoing, (a) such termination will not relieve any Party of any liability or damages suffered or incurred by another Party, to the extent such liabilities or damages were the result of Fraud by such Party with respect to its representations, warranties, covenants or other agreements set forth in this Agreement, and (b) the provisions of the Confidentiality Agreement will automatically be extended and remain in full force and effect without any further action by the parties thereto for the longer of (i) one (1) year following such termination or (ii) the remaining term under the Confidentiality Agreement.

ARTICLE VIII
INDEMNIFICATION

Section 8.1    Indemnification by the Seller. From and after the Closing, subject to the limitations set forth in this ARTICLE VIII, the Seller will indemnify and hold harmless each of the Buyer, its Agents and its Affiliates and their Agents, and each of the equity holders, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Buyer Indemnitees”) from, against and in respect of, and will compensate and reimburse the Buyer Indemnitees for, any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by the Buyer Indemnitees or any of them as a result of, arising out of or directly or indirectly relating to:

(a)    any breach of, or inaccuracy in, any representation or warranty made by Seller in this Agreement or any Ancillary Document;

(b)    any breach or violation of any covenant or agreement of the Seller in or pursuant to this Agreement or any Ancillary Document;

(c)    without duplication, any Excluded Asset or Excluded Liability; and

(d)    Fraud.

Section 8.2    Indemnification by the Buyer. From and after the Closing, subject to the limitations set forth in this ARTICLE VIII, Buyer will indemnify and hold harmless each of the Seller, its Agents and Affiliates and the Agents and Affiliates of such Affiliates, and each of the members, heirs, executors, successors and assigns of any of the foregoing (collectively, the “Seller Indemnitees”) from, against and in respect of, and will compensate and reimburse the Seller Indemnitees for, any and all Losses, whether or not involving a Third Party Claim, incurred or suffered by the Seller Indemnitees or any of them as a result of, arising out of or directly or indirectly relating to:

(a)    any breach of, or inaccuracy in, any representation or warranty made by Buyer in this Agreement, any closing certificate or Ancillary Document;

(b)    any breach or violation of any covenant or agreement of Buyer pursuant to this Agreement or any Ancillary Document; or

(c)    subject to (and not in limitation of) the Buyer’s rights to indemnification under Section 8.1, any Assumed Liability; and

(d)    Fraud.

Section 8.3    Time for Claims. No claim may be made or suit instituted seeking indemnification pursuant to Section 8.1(a) or Section 8.2(a) unless a written notice describing such claim in reasonable detail in light of the circumstances then known to the Indemnitee is provided to the Indemnitor:

(a)    at any time prior to or on the one hundred twentieth (120th) day after the expiration of the applicable statute of limitations (taking into account any tolling periods and other extensions) in the case of any breach of, or inaccuracy in, the Seller Fundamental Representations, the Buyer Fundamental Representations or the representations and warranties set forth in Section 3.9 (Taxes.); and

(b)    at any time prior to the 18-month anniversary of the Closing Date in the case of any breach of, or inaccuracy in, any other representation and warranty in this Agreement.

For the avoidance of doubt, claims for indemnification pursuant to Section 8.1(b), Section 8.1(c), Section 8.2(b) or Section 8.2(c) will not be subject to any of the limitations set forth in this Section 8.3.

Section 8.4    Monetary Thresholds and Limitations.

(a)    Notwithstanding anything to the contrary contained herein, no Buyer Indemnitee will be entitled to indemnification or to recover from the Seller with respect to indemnification pursuant to Section 8.1(a) unless and until the Buyer Indemnitees have incurred Losses in excess of $50,000 in the aggregate (the “Threshold Amount”), after which the Buyer Indemnitees will be entitled to seek recovery for all Losses in excess of the Threshold Amount; provided that the limitations of this Section 8.4(a) will not apply to claims for indemnification pursuant to Section 8.1(a) for breach of, or inaccuracy in, any Seller Fundamental Representation or any representation or warranty in Section 3.9 (Taxes.) or any claims for indemnification pursuant to Section 8.1(d);

(b)    With respect to claims for indemnification pursuant to Section 8.1(a) or 8.2(a) for breach of, or inaccuracy in, any representation or warranty contained in ARTICLE III or ARTICLE IV, the aggregate maximum liability of the Seller or the Buyer, respectively will be limited to $1,500,000; provided, that the limitation set forth in this Section 8.4(b) will not apply to claims for indemnification pursuant to Section 8.1(a) or Section 8.2(a) for breach of, or inaccuracy in, any Seller Fundamental Representation, any Buyer Fundamental Representation or any representation or warranty in Section 3.9 (Taxes.), in respect of which the aggregate maximum liability of the Seller will be limited to the Purchase Price.

Section 8.5    Indemnification Procedures for Third Party Claims.

(a)    In the event that any claim or demand, or other circumstance or state of facts that could give rise to any claim or demand, for which an Indemnitor may be liable to an Indemnitee hereunder is asserted or sought to be collected, in each case, in writing, by a third party (each, a “Third Party Claim”), the Indemnitee will promptly notify the Indemnitor in writing of such Third Party Claim (each, a “Notice of Claim”); provided, however, that a failure by an Indemnitee to provide timely notice will not affect the rights or obligations of such Indemnitee other than if the Indemnitor will have been actually and materially prejudiced as a result of such failure. The Notice of Claim will specify in reasonable detail the basis for any anticipated Loss and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related; provided, however, that a failure by an Indemnitee to include information that is incomplete or unknown will not affect the rights of the Indemnitee or the obligations of the Indemnitor.

(b)    The Indemnitor will have the right, but not the obligation, to, within ten (10) Business Days after receipt of a Notice of Claim, assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”); provided, that the Indemnitor will not be entitled to assume the defense of a Third Party Claim if (i) such Third Party Claim seeks an injunction or other equitable relief against any Indemnitee, (ii) an Indemnitee is advised by counsel that an actual or potential conflict exists between the Indemnitee and the Indemnitor in connection with the defense of the Third Party Claim, (iii) the Third Party Claim relates to or otherwise arises in connection with any criminal or regulatory enforcement action, investigation, suit or proceeding, or any proceeding relating to Taxes or (iv) settlement of, an adverse judgment with respect to, or conduct of the defense of the Third Party Claim by the Indemnitor is, in the good faith judgment of the Indemnitee, likely to be adverse to the Indemnitee’s reputation or continuing business interests. If the Indemnitor assumes the Third Party Defense in accordance herewith, (i) the Indemnitee may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim but the Indemnitor will control the investigation, defense and settlement thereof, (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld, delayed or conditioned). The Parties will reasonably cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, in the event that the Indemnitee consents to an entry of judgment or enters into a settlement with respect to such a Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), then such judgment or settlement will not be dispositive of the amount of Losses indemnifiable hereunder by the Indemnitor and absent such consent the amount of Losses from such claim will be resolved in accordance with the procedures hereunder for a claim other than a Third Party Claim.

(c)    If the Indemnitor does not assume the Third Party Defense within ten (10) Business Days after receipt of a Notice of Claim or the Indemnitor is not entitled to assume the Third Party Defense pursuant to Section 8.5(a), the Indemnitee will be entitled to assume the Third Party Defense upon delivery of notice to such effect to the Indemnitor; provided that the Indemnitor will have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee will control the investigation, defense and settlement thereof; provided, further, that in the event that the Indemnitee consents to an entry of judgment or enters into a settlement with respect to such a Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably withheld, conditioned or delayed), then such judgment or settlement will not be dispositive of the amount of Losses indemnifiable hereunder by the Indemnitor and absent such consent the amount of Losses from such claim will be resolved in accordance with the procedures hereunder for a claim other than a Third Party Claim.

Section 8.6    Procedure for Other Claims. An Indemnitee wishing to assert a claim for indemnification under this ARTICLE VIII that is not subject to Section 8.5 shall deliver to the Indemnitor a prompt written notice (a “Claim Notice”) which contains (a) a description of the amount (or if the amount is unknown, an estimate of the amount) (the “Claimed Amount”) of any Losses incurred by the Indemnitee, (b) a statement that the Indemnitee has incurred Losses or anticipates that it will incur Losses for which such Indemnitee is entitled to indemnification under this ARTICLE VIII, (c) a statement that the Indemnitee is entitled to indemnification under this ARTICLE VIII and a reasonable explanation of the basis therefor (including the nature of the breach of representation or warranty, breach of covenant or agreement, or other matter to which each such claim is related), and (d) a demand for payment in the amount of such Losses, provided, however, that no delay on the part of the Indemnitor in notifying the Seller will relieve any indemnification obligation hereunder unless the Indemnitor is prejudiced thereby. Within thirty (30) days after delivery of a Claim Notice, the Indemnitor shall deliver to the Indemnitee a written response in which the Indemnitor shall: (i) agree that it is responsible for the claim under the Claim Notice and that the Indemnitee is entitled to receive all of the Claimed Amount (in which case such amount shall be paid to the Indemnitee in accordance with Section 8.7 promptly upon delivery of such written response); provided, however, that payment of the Claimed Amount shall not be deemed full satisfaction of the claim if the Claimed Amount was an estimate of the amount of Losses incurred by the Indemnitee in connection therewith, or (ii) contest that the Indemnitee is entitled to receive the Claimed Amount in whole or in part. If the Indemnitor in its response contests (or is deemed to have contested) the payment of all or part of the Claimed Amount, the Indemnitor and the Indemnitee shall resolve such dispute in accordance with the provisions of this Agreement; provided that the uncontested part of the Claimed Amount, if any, shall be paid to the Indemnitee in accordance with Section 8.7 promptly upon delivery of such written response.

Section 8.7    Payment of Losses.

(a)    Where a Final Determination has been made that a Buyer Indemnitee is entitled to indemnification under this ARTICLE VIII, the Buyer Indemnitee’s right to receive payment shall be paid (i) first, by withholding from and setting off against any payments that are or may become payable by the Buyer either at the time of such setoff or at any future time to the Seller pursuant to this Agreement or any Ancillary Document, and (ii) to the extent such amount is insufficient to cover any such Losses, by the Seller’s payment to the applicable Buyer Indemnitee the amount of any Losses for which the Seller is liable hereunder, in immediately available funds, to the account(s) specified by the applicable Buyer Indemnitee no later than five (5) Business Days following such Final Determination of such Losses and the Seller’s liability therefor.

(b)    Where a Final Determination has been made that a Seller Indemnitee is entitled to indemnification from Buyer under this ARTICLE VIII, the Buyer shall pay to the applicable Seller Indemnitee the amount of any Losses for which it is liable hereunder, in immediately available funds, to the account(s) specified by the applicable Seller Indemnitee no later than five (5) Business Days following such Final Determination of such Losses and the Buyer’s liability therefor.

(c)    A “Final Determination” shall exist when (i) the parties to the dispute have reached an agreement in writing, (ii) a court of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final non-appealable determination with respect to disputes the Parties have agreed to submit thereto.

Section 8.8    Characterization of Indemnification Payments. Except as otherwise required by applicable law, the Parties will treat any payment made pursuant to Section 2.11 and this ARTICLE VIII as an adjustment to the Purchase Price for all Tax purposes.

Section 8.9    Insurance Offset. All indemnification payments required pursuant to this Agreement shall be made net of all insurance benefits actually received by the applicable Indemnitee. In the event that any claim for indemnification hereunder is, or may be, the subject of any insurance coverage or other right of indemnification or contribution from any third person (other than an Affiliate of the Indemnitee), the Indemnitee expressly agrees that it shall promptly notify the applicable insurance carrier, and shall also promptly notify any potential third party indemnitor or contributor which may be liable for any portion of such Losses or claims. The Indemnitee agrees to pursue, at the Indemnitee’s sole cost and expense, such claims diligently and to reasonably cooperate with each applicable insurance carrier to mitigate its Loss; provided, however, in no event shall an Indemnitee be obligated to make any claim under any insurance coverage or otherwise exercise any other right of indemnification or contribution from any third party prior to making a claim for indemnification under this ARTICLE VIII. In the event insurance benefits are actually received by the Indemnitee with respect to any Losses, such Losses shall not be considered Losses for purposes of this Agreement, and, to the extent the Indemnitor has made a payment indemnifying the Indemnitee for such Losses, the Indemnitee shall promptly pay to the Indemnitor the insurance benefits received by it, not to exceed the amount of the Indemnitor’s payment to the Indemnitee.

Section 8.10    Exclusive Remedy. The Buyer and the Seller acknowledge and agree that, from and after the Closing, their sole and exclusive remedy with respect to any and all Losses or claims relating to a breach of representation, warranty or covenant under this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, shall be indemnification pursuant to the provisions set forth in this ARTICLE VIII and they shall have no other remedy or recourse with respect to any of the foregoing other than (a) injunctive or other equitable relief to specifically enforce the provisions of this Agreement and (b) any action based on Fraud.

ARTICLE IX
MISCELLANEOUS

Section 9.1    Notices. Any notice, request, demand, waiver, consent, approval or other communication that is required or permitted hereunder will be in writing and will be deemed given: (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) if sent by e-mail, (i) on a Business Day before 5:00 p.m. in the time zone of the receiving Party, when transmitted and the sender has received confirmation of receipt by the recipient, and (ii) on a day other than a Business Day or after 5:00 p.m. in the time zone of the receiving Party, and the sender has received confirmation of receipt by the recipient, on the following Business Day; or (d) on the fifth Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)    if to the Buyer, to:

Wisconsin Heavy Fabrication, LLC

C/o IES Infrastructure Solutions

13131 Dairy Ashford Road, 5th Floor

Sugar Land, Texas 77478

Attention: General Counsel

(b)    if to the Seller, to:

Broadwind Heavy Fabrications, Inc.

c/o Broadwind, Inc.

3240 S. Central Ave.

Cicero, IL 60804

Attention:          Eric Blashford, President and CEO

Email:          Eric.Blashford@bwen.com

with a copy to (which shall not constitute notice):

Bodman PLC

1901 St. Antoine Street

6th Floor at Ford Field

Detroit, MI 48226

Attn: Joseph J. Shannon

Email:         jshannon@bodmanlaw.com

or to such other address or to the attention of such person or entity as the recipient party has specified by prior written notice pursuant to this Section 9.1 to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above will control.

Section 9.2    Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

Section 9.3    Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts taken together will constitute but one and the same instrument. This Agreement will become effective when each Party hereto will have received a counterpart hereof signed by the other Party hereto. The Parties agree that the delivery of this Agreement, and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile or electronically transmitted signatures.

Section 9.4    Entire Agreement; No Third Party Beneficiaries. This Agreement, the Confidentiality Agreement, the Disclosure Schedules, other Schedules, Exhibits, Appendices and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the Parties hereto with respect to the transactions contemplated by this Agreement. All Schedules, Exhibits and Appendices referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Nondisclosure Agreement, dated May 13, 2024, by and between the Seller and the Buyer (the “Confidentiality Agreement”). This Agreement will not confer any rights or remedies upon any person or entity other than the Parties hereto and their respective successors and permitted assigns, except for the Buyer Indemnitees and the Seller Indemnitees, who will be third party beneficiaries of ARTICLE VIII.

Section 9.5    Governing Law. This Agreement and the exhibits and schedules hereto will be governed by and interpreted and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 9.6    Dispute Resolution; Consent to Jurisdiction; Waiver of Jury Trial.

(a)    Negotiation. In the event of any dispute or disagreement between any of the parties hereto as to the interpretation of any provision of this Agreement or any agreement incorporated herein, the performance of obligations hereunder or thereunder, or any other disputed matter relating hereto or thereto (“Dispute”), such matter, upon the written request of any party hereto, shall be referred to the chief financial officers of each party or their respective designees. The chief financial officers or their respective designees shall promptly meet in good faith to resolve the Dispute. If the chief financial officers or their designees do not agree upon a decision within thirty (30) calendar days after the reference of the matter to them, any party hereto shall be free to exercise the remedies available to it under Section 9.6(b).

(b)    Consent and Waiver. Each Party hereto irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court located within the State of Delaware for the purposes of any suit, action or other proceeding arising out of or in connection with this Agreement or any transaction contemplated hereby or thereby or the actions of the parties in the negotiation, administration, performance and enforcement hereof and thereof, and agrees to commence any such action, suit or proceeding only in such courts. Each Party further agrees that service of any process, summons, notice or document by United States registered mail to such Party’s respective address set forth herein will be effective service of process for any such action, suit or proceeding. Each Party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby or thereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The Parties hereto agree that a final judgment in any such action, suit or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

Section 9.7    Assignment. Neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the Parties hereto without the prior written consent of the other Parties; provided that the Buyer may assign this Agreement to an Affiliate without the prior written consent of Seller. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any attempted assignment in violation of the terms of this Section 9.7 will be null and void, ab initio. Notwithstanding anything to the contrary contained in this Section 9.7, in the event Buyer assigns this Agreement to an Affiliate without the prior written consent of Seller, such assignment shall not relieve Buyer of its obligations under this Agreement and this Agreement shall remain enforceable by Seller against Buyer in all respects as if such assignment had not occurred.

Section 9.8    Headings. All headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and will not affect in any way the meaning or interpretation of this Agreement.

Section 9.9    Amendments and Waivers. This Agreement may not be amended, supplemented or modified except by an instrument in writing signed on behalf of the Buyer and by the Seller. Any term or condition of this Agreement may be waived at any time in writing by the Party against whom such waiver is sought to be entered. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, will be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 9.10    Expenses. Except as otherwise set forth in this Agreement, all legal, accounting, investment banking, and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

Broadwind Heavy Fabrications, Inc.,

a Wisconsin corporation

By:         /s/ Eric B. Blashford
         Name:          Eric B. Blashford
         Title:          President and CEO

Wisconsin Heavy Fabrication, LLC

By:         /s/ Tracy McLauchlin
         Name:         Tracy McLauchlin
         Title:         Vice President, CFO & Treasurer